Exhibit 99.1

Anthera Pharmaceuticals Reports 2014 Third Quarter Financial Results
and Operational Update

HAYWARD, Calif., November 14, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and operational update for the third quarter ended September 30, 2014.

Net loss for the three months ended September 30, 2014 was $7.0 million, compared to $5.8 million for the same period in 2013. The increase in net loss is mainly driven by higher research and development expense as a result of continued enrollment progress in both our Phase 3 systemic lupus erythematosus clinical study, CHABLIS-SC1, and Phase 2/3 IgA nephropathy clinical study, BRIGHT-SC.

Net loss for the nine months ended September 30, 2014 was $22.2 million, compared with net loss of $21.7 million for the same period in 2013.  Year-to-date research and development expense increased by $2.1 million from prior year due to higher clinical development expense as a result of enrollment progress in our ongoing clinical trials with blisibimod as compared to the previous year.   The increase in clinical development expense is offset by a decrease of $1.4 million in interest expense as a result of the Company’s debt refinance.

As of September 30, 2014, our cash, cash equivalents and restricted cash was $15.9 million, compared to $35.9 million at December 31, 2013. The decrease in cash was attributable to cash used in operations and reduction of our restricted cash as a result of principal payment made against our outstanding debt during the nine months ended September 30, 2014.

On October 17, 2014, we terminated our Credit and Security Agreement entered into on April 3, 2014 with MidCap Financial SBIC, LP (“MidCap’) by paying off the outstanding principal of $5.7 million using our available cash.  In connection with the payoff, an outstanding warrant issued to MidCap as part of the financing to purchase up to 73,529 shares of our common stock was cancelled.   The termination of the of the Credit and Security Agreement released all liens and security interests securing the debt, as well as affirmative and negative covenants including, among other things, a financial covenant that required us to maintain minimum levels of cash and cash equivalents in collateral accounts that were pledged to MidCap.  Our operating cash increased as a result of the payoff due to the release of the financial covenant.

Third Quarter Operational Update:

Blisibimod

Our Phase 3 systemic lupus erythematosus clinical study, CHABLIS-SC1, is recruiting patients in Eastern Europe, Latin America and Southeast Asia.  To date, we have enrolled over 260 of the 400 patients planned for the CHABLIS-SC1 study.  Enrolled patient demographics and disease characteristics for the CHABLIS-SC1 study continued to be consistent with our goal to enroll patients with higher levels of lupus activity and positive biomarkers despite the stable use of corticosteroids.  These characteristics appeared predictive of improved outcomes in our previous Phase 2 clinical study.

Our Phase 2/3 IgA nephropathy study, BRIGHT-SC, is currently recruiting patients with a biopsy-proven diagnosis of IgA nephropathy primarily in Southeast Asia. Our expansion of BRIGHT-SC study’s footprint in Europe and Canada is underway with sites in the European Union likely to be initiated in the fourth quarter of 2014.  The baseline characteristics of patients enrolled in the BRIGHT-SC study continued to be consistent with our objectives to enroll patients with a biopsy diagnosis of IgA nephropathy, high levels of proteinuria, and kidney function indicative of progressive kidney disease.

Interim analyses of CHABLIS-SC1 and BRIGHT-SC were planned for the third quarter of 2014 to confirm the clinical assumptions of the designs of these two studies.  However, due to our on-going partnership negotiations for Asian rights for blisibimod for both lupus and IgA nephropathy, we elected to delay these analyses.  We expect these discussions will be completed during the fourth quarter of 2014. There can be no assurance that a definitive agreement will be executed relating to any proposed partnership, or that any partnership will be approved or consummated.

Sollpura™ (liprotamase)

As part of our portfolio expansion strategy, we licensed a novel pancreatic enzyme replacement therapy, Sollpura™ (liprotamase), from Eli Lilly and Company (“Lilly”) in July 2014.  The active IND and NDA have been successfully transferred from Lilly to Anthera.  We have commenced drug product formulation development and scheduled the manufacture of new clinical trial material for the first quarter of 2015.  Our plan to begin a Phase 3 pivotal trial in patients who suffer from exocrine pancreatic insufficiency due to cystic fibrosis in the United States and Europe in 2015 remains on track.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
OPERATING EXPENSES:
Research and development	$5,268	$4,051	$16,312	$14,245
General and administrative	1,419	1,470	4,849	5,130
Total operating expenses	6,687	5,521	21,161	19,375
LOSS FROM OPERATIONS	(6,687)	(5,521)	(21,161)	(19,375)
OTHER INCOME (EXPENSE):
Other income (expense)	(14)	14	(93)	33
Interest expense	(286)	(296)	(905)	(2,322)
Total other income (expense)	(300)	(282)	(998)	(2,289)
NET LOSS	$(6,987)	$(5,803)	$(22,159)	$(21,664)
Net loss per share—basic and diluted	$(0.31)	$(0.30)	$(1.03)	$(1.21)
Weighted-average number of shares used in per share calculation—basic and diluted	22,747,308	19,196,140	21,459,516	17,937,069

	ANTHERA PHARMACEUTICALS, INC.
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$14,560	$25,946
Restricted cash	$1,360	$10,000
Total assets	$16,874	$37,417
Total current liabilities, excluding current portion of notes payable	$5,274	$4,784
Total notes payable	$7,152	$17,875
Accumulated deficit	$(309,365)	$(287,207)
Total shareholders' equity	$4,448	$14,758
Common shares outstanding	22,849,223	19,415,901